Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP ANNOUNCES A TWO-FOR-ONE STOCK SPLIT

Cranbury NJ – January 21, 2005....... 1ST Constitution Bancorp (NASDAQ: FCCY) announced today that its Board of Directors authorized a two-for-one stock split in the form of a stock dividend on the Company’s common stock payable on February 28, 2005 to shareholders of record as of the close of business on February 10, 2005. As result of the split, each shareholder of record will receive one additional share of 1ST Constitution Bancorp common stock for each share held as of the close of business on the record date.

This split is the Company’s first since its stock was listed for trading on the Nasdaq NMS in December of 2001, and will have the effect of doubling the number of shares of common stock issued and outstanding on the record date. As of December 31, 2004, there were 1,653,211 shares of common stock outstanding. At the same meeting, the Board of Directors amended the Company’s certificate of incorporation to increase its authorized common stock from 15,000,000 shares to 30,000,000 shares. No shareholder approval is required for either the stock split or the amendment to its certificate of incorporation.

“Our decision to split the Company’s stock reflects our confidence in the soundness of the Company, and its focus on providing financial services to the consumer and small business in the markets we serve,” said Robert F. Mangano, 1ST Constitution’s President and Chief Executive Officer. “The Company believes that the stock split will provide an opportunity to further enhance the liquidity and availability of the Company’s stock to investors by reason of the price and number of shares outstanding, both of which we believe to be in the long term interest of our shareholders.”

                 1ST Constitution Bancorp, through its primary banking subsidiary, 1ST Constitution Bank, operates nine branch banking offices in Cranbury (2), Hamilton, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, and a loan production office in Fort Lee, New Jersey.

                 1ST Constitution Bancorp is traded on the Nasdaq National Market under the trading symbol “FCCY.” The Company’s website can be accessed through the Internet at www.1STCONSTITUTION.com

                 The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution assumes no obligation for updating any such forward-looking statements at any time.

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